Exhibit 99.1

News Release Contact: Michael Stivala Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252
FOR IMMEDIATE RELEASE
Suburban Propane Partners, L.P. Announces
Full Year and Fourth Quarter Results
Whippany, New Jersey, November 12, 2009 — Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane gas, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced results for its fourth quarter and fiscal year ended September 26, 2009.
Fiscal Year 2009 Results
Net income for fiscal 2009 amounted to $165.2 million, or $4.99 per Common Unit, an increase of $10.3 million, or 6.6%, compared to net income of $154.9 million, or $4.72 per Common Unit, in fiscal 2008. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) increased $14.1 million, or 6.3%, to $236.3 million in fiscal 2009 compared to $222.2 million for fiscal 2008. Net income and EBITDA for fiscal 2009 included a loss on debt extinguishment of $4.6 million associated with the debt tender offer completed during the fourth quarter of fiscal 2009. Net income and EBITDA for fiscal 2008 included a gain (reported within discontinued operations) of $43.7 million from the Partnership’s sale of its Tirzah, South Carolina underground propane storage cavern and associated 62-mile pipeline. Therefore, excluding the effects of these significant items on the Partnership’s earnings for both periods, adjusted EBITDA increased $62.4 million, or 35.0%, in fiscal 2009 compared to the prior year.
In addition to the increased earnings, fiscal 2009 included several notable achievements for the Partnership, including: (i) a $185 million reduction in total debt; (ii) the refinancing of the Partnership’s revolving credit facility to a new four-year facility on favorable terms relative to an otherwise challenging credit market; (iii) an upgrade to the Partnership’s credit ratings by both Moody’s Investors Service and Standard & Poor’s; (iv) the successful issuance of 2.4 million Common Units, the proceeds of which were used to fund a portion of the debt reduction; and, (v) an increase of $0.10 per Common Unit, or 3.1%, in the annualized distribution rate compared to the end of fiscal 2008. The Partnership ended fiscal 2009 with $163.2 million of cash on hand, an increase of $25.5 million compared to the end of fiscal 2008, despite the use of cash for a portion of the debt reduction.
In announcing these results, President and Chief Executive Officer Michael J. Dunn, Jr., said, “In an obviously challenging business environment resulting from the prolonged recession, our employees maintained their focus on prudent management of our cost structure, maximizing the return on assets employed, while delivering excellent customer service. We are very proud of the accomplishments we were able to achieve, not only with the 35% year-over-year increase in adjusted EBITDA, but with the many other steps taken during the year to further strengthen our balance sheet and position the Partnership for growth in the challenging times ahead. Finally, we are pleased to share this year’s successes with our valued Unitholders as evidenced by our previously announced 14th consecutive increase in our annualized distribution rate which, at $3.32 per Common Unit, represents a growth rate of 3.1% compared to the end of the prior year.”

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Revenues of $1,143.2 million decreased $431.0 million, or 27.4%, compared to $1,574.2 million in the prior year, primarily as a result of a decline in average selling prices associated with lower commodity prices and, to a lesser extent, lower sales volumes. Retail propane gallons sold for fiscal 2009 decreased 42.3 million gallons, or 11.0%, to 343.9 million gallons from 386.2 million gallons in fiscal 2008. Sales of fuel oil and other refined fuels decreased 19.1 million gallons, or 25.0%, to 57.4 million gallons compared to 76.5 million gallons in the prior year. Overall average temperatures in the Partnership’s service territories for fiscal 2009 were 5% colder than the prior year. The favorable volume impact from the colder average temperatures was more than offset by declines in commercial and industrial volumes resulting from the recession and, to a lesser extent, continued customer conservation.
In the commodities markets, average posted prices for propane and fuel oil during fiscal 2009 were 51.7% and 46.1% lower, respectively, compared to fiscal 2008. Cost of products sold declined $499.0 million, or 48.0%, to $540.4 million in fiscal 2009 compared to $1,039.4 million in the prior year. The sharp decline in commodity prices, particularly during the first half of fiscal 2009, compared to the historically high commodity prices reached during fiscal 2008, resulted in a reduction in product costs that outpaced the decline in average selling prices. In addition, during fiscal 2008 the Partnership reported realized losses from its risk management activities that were not fully offset by sales of the physical product, resulting in a $10.8 million reduction to cost of products sold in fiscal 2009 compared to the prior year. Cost of products sold for fiscal 2009 and fiscal 2008 included a $1.7 million and $1.8 million unrealized (non-cash) gain, respectively, attributable to the mark-to-market adjustment for derivative instruments used in risk management activities.
Combined operating and general and administrative expenses of $361.8 million increased $5.6 million, or 1.6%, compared to $356.2 million in the prior year, primarily due to higher variable compensation associated with higher earnings, partially offset by continued savings in payroll and vehicle expenses attributable to further operating efficiencies and lower diesel costs, as well as lower bad debt expense.
Net interest expense increased $1.2 million, or 3.2%, to $38.3 million in fiscal 2009 compared to $37.1 million in fiscal 2008 as a result of lower interest income earned on invested cash. With the $175 million debt tender offer which was completed on September 9, 2009, the Partnership has reduced its interest expense requirement by approximately $12.0 million on an annualized basis beginning in fiscal 2010. As has been the case since April 2006, during fiscal 2009 there were no borrowings under the Partnership’s revolving credit facility to support working capital needs, as such needs continue to be funded from cash on hand.

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Fourth Quarter 2009 Results
Consistent with the seasonal nature of the propane and fuel oil businesses, the Partnership typically reports a net loss in its fiscal fourth quarter. For the fourth quarter of fiscal 2009, the Partnership’s net loss was $22.9 million, or $0.67 per Common Unit, compared to a net loss of $11.3 million, or $0.35 per Common Unit, for the fourth quarter of fiscal 2008. EBITDA for the fourth quarter of fiscal 2009 amounted to a loss of $4.7 million compared to EBITDA of $5.4 million in the prior year quarter. Results for the fiscal 2009 fourth quarter included the aforementioned $4.6 million loss on debt extinguishment.
Retail propane gallons sold in the fourth quarter of fiscal 2009 decreased 7.5 million gallons, or 13.3%, to 49.1 million gallons compared to 56.6 million gallons in the prior year quarter. Sales of fuel oil and other refined fuels decreased 2.0 million gallons, or 22.5%, to 6.9 million gallons during the fourth quarter of fiscal 2009 compared to 8.9 million gallons in the prior year quarter. With the highest concentration of non-residential business typically reported in the Partnership’s fiscal fourth quarter, lower volumes in both segments were attributable primarily to declines in commercial and industrial volumes resulting from the recession and, to a lesser extent, continued customer conservation.
The fiscal 2008 fourth quarter EBITDA benefited from the partial recovery of realized losses from risk management activities reported in the third quarter of fiscal 2008, which resulted in increased margins of approximately $3.7 million, thus negatively affecting the quarter-over-quarter earnings comparison. Cost of products sold for the fourth quarter of fiscal 2009 and fiscal 2008 included a $2.5 million and $2.1 million unrealized (non-cash) gain, respectively, attributable to the mark-to-market adjustment for derivative instruments used in risk management activities. Combined operating and general and administrative expenses of $79.9 million declined $3.2 million, or 3.9%, compared to the prior year quarter as a result of lower payroll and benefit related costs, lower vehicle costs (primarily fuel) and lower bad debt expense.
Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 850,000 residential, commercial, industrial and agricultural customers through more than 300 locations in 30 states.
This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:
•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;

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•	Volatility in the unit cost of propane, fuel oil and other refined fuels and natural gas, the impact of the Partnership’s hedging and risk management activities and the adverse impact of price increases on volumes as a result of customer conservation;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;

•	The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;

•	The ability of the Partnership to retain customers;

•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane and fuel oil;

•	The ability of management to continue to control expenses;

•	The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and global warming and other regulatory developments on the Partnership’s business;

•	The impact of legal proceedings on the Partnership’s business;

•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;

•	The Partnership’s ability to make strategic acquisitions and successfully integrate them;

•	The impact of current conditions in the global capital and credit markets, and general economic pressures; and

•	Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s Annual Report under “Risk Factors.”
Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 27, 2008 and other periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

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Suburban Propane Partners, L.P. and Subsidiaries
Consolidated Statements of Operations
For the Three and Twelve Months Ended September 26, 2009 and September 27, 2008
(in thousands, except per unit amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	September 26,	September 27,	September 26,	September 27,
	2009	2008	2009	2008
Revenues
Propane	$113,620	$186,250	$864,012	$1,132,950
Fuel oil and refined fuels	17,176	40,469	159,596	288,078
Natural gas and electricity	10,311	19,052	76,832	103,745
All other	9,135	10,710	42,714	49,390

	150,242	256,481	1,143,154	1,574,163

Costs and expenses
Cost of products sold	70,433	167,990	540,385	1,039,436
Operating	68,561	72,576	304,767	308,071
General and administrative	11,373	10,502	57,044	48,134
Depreciation and amortization	8,476	7,069	30,343	28,394

	158,843	258,137	932,539	1,424,035

(Loss) income before interest expense, loss on debt extinguishment and provision for (benefit from) income taxes	(8,601)	(1,656)	210,615	150,128
Loss on debt extinguishment	4,624	—	4,624	—
Interest expense, net	9,354	9,722	38,267	37,052

(Loss) income before provision for (benefit from) income taxes	(22,579)	(11,378)	167,724	113,076
Provision for (benefit from) income taxes	302	(53)	2,486	1,903

(Loss) income from continuing operations	(22,881)	(11,325)	165,238	111,173

Discontinued operations:
Gain on disposal of discontinued operations	—	—	—	43,707

Net (loss) income	$(22,881)	$(11,325)	$165,238	$154,880

(Loss) income from continuing operations per Common Unit — basic	$(0.67)	$(0.35)	$4.99	$3.39
Discontinued operations	—	—	—	1.33

Net (loss) income per Common Unit — basic	$(0.67)	$(0.35)	$4.99	$4.72

Weighted average number of Common Units outstanding — basic	33,982	32,788	33,134	32,783

(Loss) income from continuing operations per Common Unit — diluted	$(0.67)	$(0.35)	$4.96	$3.37
Discontinued operations	—	—	—	1.33

Net (loss) income per Common Unit — diluted	$(0.67)	$(0.35)	$4.96	$4.70

Weighted average number of Common Units outstanding — diluted	33,982	32,788	33,315	32,950

Supplemental Information:
EBITDA (a)	$(4,749)	$5,413	$236,334	$222,229
Adjusted EBITDA (a)	$(7,293)	$3,325	$234,621	$220,465
Retail gallons sold:
Propane	49,123	56,613	343,894	386,222
Refined fuels	6,863	8,872	57,381	76,515
Capital expenditures:
Maintenance	$5,820	$3,438	$12,203	$12,045
Growth	$2,181	$1,080	$9,634	$9,774
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(a)	EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments. Our management uses EBITDA and Adjusted EBITDA as measures of liquidity and we are including them because we believe that they provide our investors and industry analysts with additional information to evaluate our ability to meet our debt service obligations and to pay our quarterly distributions to holders of our Common Units.
In addition, certain of our incentive compensation plans covering executives and other employees utilize Adjusted EBITDA as the performance target. Moreover, our revolving credit agreement requires us to use Adjusted EBITDA as a component in calculating our leverage and interest coverage ratios. EBITDA and Adjusted EBITDA are not recognized terms under generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with GAAP. Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.
The following table sets forth (i) our calculations of EBITDA and Adjusted EBITDA and (ii) a reconciliation of Adjusted EBITDA, as so calculated, to our net cash provided by operating activities:

	Three Months Ended		Twelve Months Ended
	September 26,	September 27,	September 26,	September 27,
	2009	2008	2009	2008
Net (loss) income	$(22,881)	$(11,325)	$165,238	$154,880
Add:
Provision for (benefit from) income taxes — current and deferred	302	(53)	2,486	1,903
Interest expense, net	9,354	9,722	38,267	37,052
Depreciation and amortization	8,476	7,069	30,343	28,394

EBITDA	(4,749)	5,413	236,334	222,229
Unrealized (non-cash) gains on changes in fair value of derivatives	(2,544)	(2,088)	(1,713)	(1,764)

Adjusted EBITDA	(7,293)	3,325	234,621	220,465
Add / (subtract):
(Provision for) benefit from income taxes — current	(297)	53	(1,101)	(626)
Interest expense, net	(9,354)	(9,722)	(38,267)	(37,052)
Loss on debt extinguishment	4,624	—	4,624	—
Unrealized (non-cash) gains on changes in fair value of derivatives	2,544	2,088	1,713	1,764
Compensation cost recognized under Restricted Unit Plan	511	653	2,396	2,156
Loss (gain) on disposal of property, plant and equipment, net	120	(431)	(650)	(2,252)
Gain on disposal of discontinued operations	—	—	—	(43,707)
Changes in working capital and other assets and liabilities	32,198	67,563	43,215	(20,231)

Net cash provided by operating activities	$23,053	$63,529	$246,551	$120,517

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Annual Report on Form 10-K to be filed by the Partnership with the United States Securities and Exchange Commission (“SEC”). Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.